Exhibit 99.1

ACTIVISION ANNOUNCES RECORD
THIRD QUARTER FISCAL YEAR 2007 PRELIMINARY RESULTS

- Increases Fiscal Year 2007 Outlook -

- Expects Restatement of Financial Statements -

- Announces Q3 Conference Call and Delay in Filing Form 10-Q -

Santa Monica, CA – January 25, 2007 – Activision, Inc. (Nasdaq: ATVI) today announced preliminary financial results for the third quarter of fiscal year 2007 and additional preliminary financial results for the second quarter of fiscal 2007.  The results do not take into account any adjustments for additional expenses that may be required in connection with the previously announced ongoing review of Activision’s historical stock option grant practices, discussed more fully below, and should be considered preliminary until Activision files its quarterly reports on Form 10-Q for the second and third quarters of fiscal 2007.

For the fiscal third quarter ended December 31, 2006, the company expects to report record net revenues of $822.8 million, as compared to $816.2 million for the third quarter of last fiscal year and the company’s prior outlook of $600.0 million.  Earnings per diluted share for the quarter are expected to be $0.41 (including equity-based compensation of $0.01 per diluted share), as compared with earnings per diluted share for the prior-year fiscal third quarter of $0.23.

Excluding the impact of equity-based compensation, the company expects to report earnings per diluted share of $0.42 for the fiscal third quarter.

The company expects that the fiscal third quarter will be the largest and most profitable quarter in the company’s history (excluding any additional equity-based compensation expenses that may be required in connection with the ongoing review of its historical stock option grant practices), due to better-than-expected consumer response to its holiday slate and catalogue titles, as well as the strength of its distribution business.

For the fiscal second quarter ended September 30, 2006, Activision still expects to report net revenues of $188.2 million, as compared to net revenues of $222.5 million for the prior fiscal year.  The company expects to report a loss per share of $0.06 (including equity-based compensation of $0.01 per share), as compared to a loss per share of $0.05 for the previous fiscal year’s second quarter.  Excluding the impact of equity-based compensation, the company expects to report a loss per share of $0.05 for the fiscal second quarter.

The company believes that its fourth quarter results will be significantly impacted by higher legal expenses relating primarily to its internal review of historical stock option practices, including expenses relating to the previously announced informal SEC inquiry and derivative litigation, and its decision to move the release of Enemy Territory™: QUAKE Wars into fiscal year 2008.

For its fourth quarter, the company expects net revenues of $170 million and a loss per share of $0.10 (including equity-based compensation of $0.01 per share).

Excluding the impact of equity-based compensation, the company expects a loss per share of $0.09.

For fiscal year 2007, Activision is increasing its net revenue outlook to $1.37 billion, as compared to its prior outlook of $1.15 billion, based on better-than-expected net revenue performance in the third quarter.  The company also is raising its diluted earnings per share outlook for the year to $0.20 (including equity-based compensation of $0.05 per diluted share).  Excluding the impact of equity-based compensation, the company expects diluted earnings per share of $0.25, which is $0.10 higher than its prior outlook.

The company also reaffirmed its fiscal year 2008 net revenue outlook which is expected to exceed $1.6 billion.

Robert Kotick, Chairman and CEO of Activision, Inc. commented, “Net revenues for the third quarter of fiscal 2007 are expected to be the highest in Activision’s history.  Our results were driven by a smaller, high-quality game slate that was anchored by four key games — Call of Duty® 3, Marvel™: Ultimate Alliance™, Tony Hawk’s Project 8™ and Guitar Hero II™.    We remain optimistic about the long-term opportunities afforded by the new consoles, although we are cautious of the many risks that still exist as we transition from the current-generation console and handheld systems to the next-generation of hardware.”

Preliminary Results Subject to Significant Adjustment

The financial results and guidance reported in this press release are unaudited and do not take into account any adjustments for additional expenses that may be required in connection with the ongoing review of Activision’s historical stock option grant practices by a special sub-committee of independent members of the company’s board of directors, discussed more fully below.  Activision recognizes that it is important for investors to have a clear understanding of the earnings effects associated with the anticipated adjustments, but these effects cannot be quantified with sufficient precision until its detailed review is completed.  The company will provide additional disclosure to the market as soon as practicable after the subcommittee has completed its review, and the financial results included in this press release should be considered preliminary until the company files its quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006.

Update Regarding Review of Stock Option Grant Practices

On January 23, 2007, the special sub-committee of independent members of the company’s board, with the assistance of its counsel, reported to the board on the status of its review of the company’s historical stock option grants over a fifteen year period from the company’s 1992 fiscal year until its 2006 fiscal year.  The subcommittee reported that it has identified a number of instances in which the actual measurement dates for certain stock option grants made during that period differ from the recorded grant dates for such awards.

Based on the information provided by the subcommittee, Activision believes it will have to record additional non-cash stock based compensation expense over the period from the company’s 1992 fiscal year through its current fiscal year.  Until the subcommittee’s review has been finalized, the company cannot determine the aggregate amount of the additional non-cash compensation expense it will be required to record or the additional expense to be recorded in any particular fiscal period during that period of time.  Until the amount of such adjustments has been determined, the company cannot ascertain the resulting tax and accounting impacts.  However, the company believes that it is more likely than not that the amount of such additional expense relating to one or more fiscal periods from the period of review will be material and, therefore, the company expects to restate previously issued financial statements relating to such periods.

Accordingly, on January 23, 2007, the audit committee of the company’s board, after consultation with the company’s management, determined that the company’s financial statements, earnings releases and similar communications relating to fiscal periods commencing with the first period under review by the subcommittee should no longer be relied upon.

Based on the status of the subcommittee’s review of the company’s historical stock option grant practices, Activision will not be in a position to file its quarterly report on Form 10-Q for the quarter ended December 31, 2006 in a timely manner.  As soon as practicable after the subcommittee has completed its review, the company intends to file with the SEC an amended annual report on Form 10-K for the year ended March 31, 2006 and an amended quarterly report on Form 10-Q for the quarter ended June 30, 2006 providing restated financial statements for those periods, as well as all reports required by the federal securities laws that the company has not then filed, including its quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006.  The Company does not intend to amend any of its other previously filed annual reports on Form 10-K or quarterly reports on Form 10-Q for any other period affected by the adjustment.

Conference Call Information

Activision’s management will host a conference call and Webcast on Wednesday, February 7, 2007 at 1:30 pm Pacific Standard Time (4:30 pm Eastern Standard Time) to discuss preliminary financial results from the company’s third fiscal quarter and outlook for future periods.  The company welcomes all members of the investment, financial and media communities to visit the “Investor Relations” area of www.activision.com to listen to the conference call via a live Webcast or to listen live by dialing into (719) 457-2653 in the U.S.  Anyone planning to dial in to the call should RSVP to Celeste Puskas at cpuskas@activision.com or (310) 255-2640.

A “replay” of the call will be available for two business days beginning approximately two hours after the call’s conclusion.  If you would like to take advantage of this special service, you can access it by calling (719) 457-0820 and entering the pass-code: 5492474.  In addition, the replay on the Internet will be archived at http://www.activision.com.

Non-GAAP Financial Measures

Activision provides net earnings (loss) per share data which excludes the impact of expenses related to stock options, employee stock purchase plan, and restricted stock under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (FAS 123(R)) and the associated tax benefit.   Such expense and associated benefit are expected to total $0.01 per share for the quarter ended September 30, 2006, $0.01 per diluted share for the quarter ended December 31, 2006, $0.01 per share for the quarter ended March 31, 2007 and $0.05 per diluted share for the year ended March 31, 2007.  This financial measure is not determined in accordance with generally accepted accounting principles (GAAP) and the exclusion of these amounts has the effect of increasing non-GAAP earnings per share by that same amount per share as compared to GAAP earnings per share for the period.  Management believes that the presentation of this non-GAAP financial measure provides investors with additional useful information to measure the company’s financial performance because it allows for a better comparison of results in the periods reported herein to those in prior periods that did not include FAS 123(R) equity-based compensation expense.

These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  Non-GAAP net earnings (loss) do not include certain expenses required to be recorded in order to present earnings in accordance with GAAP and the term non-GAAP net earnings (loss) does not have a standardized meaning.  Therefore, other companies may use the same or similarly named measure but exclude different items, which may not provide investors a comparable view of the company’s performance in relation to other companies in the same industry.

About Activision

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products.  Founded in 1979, Activision posted net revenues of $1.47 billion for the fiscal year ended March 31, 2006.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain, the Netherlands and South Korea.  More information about Activision and its products can be found on the company’s World Wide Web site, which is located at www.activision.com.

Cautionary Notes Regarding Financial Results and Forward-Looking Statements:  The financial results for the second and third quarters of fiscal year 2007 reported in this press release do not take into account any adjustments that may be required in connection with the ongoing review of the Company’s historical stock option grant practices by the sub-committee of independent directors of the Company discussed in detail herein.  Additionally, any restatement of the Company’s historical financial statements could result in changes to the Company’s fiscal year 2007 financial statements.  Further, until the Company files its quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006, the Company will be required to adjust the financial results for those quarters to account for any subsequent events that affect the estimates inherent in the process of preparing results for those quarters.

The statements made in this press release that are not historical facts are “forward-looking statements.”  These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  The Company cautions readers of this press release that a number of important factors could cause Activision’s actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, the Company’s ability to timely file required reports with the SEC, the possibility that the Company will be subject to delisting from the Nasdaq Global Select Market due to its inability to timely file periodic reports under the Securities Exchange Act of 1934, the effect of the special sub-committee’s review and conclusions and developments on the informal inquiry opened by the SEC in July 2006 and the derivative litigation filed in July 2006 against certain current and former directors and officers of the Company, and the possibility that additional claims and proceedings will be commenced, including additional stockholder litigation, employee litigation, and additional action by the SEC and/or other regulatory agencies.  Other factors that could cause Activision’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, without limitation, other litigation (unrelated to stock option granting practices), product delays, retail acceptance of the Company’s products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.  These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the SEC, including the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K dated October 25, 2006, November 6, 2006 and November 15, 2006.  Readers of this press release are referred to such filings.  The forward-looking statements in this press release are based upon information available to the Company as of the date of the release, and the Company assumes no obligations to update any such forward-looking statement.  The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in the enumerated factors or in the Company’s assumptions, or otherwise, and forward-looking statements believed to be true when made may ultimately prove to be incorrect.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control and may cause our actual results to differ materially from our current expectations.